EXHIBIT 10.6

[Innodata Isogen Letterhead]


Re: __________ stock options granted under the Company's ____ Stock Option Plan on _________ with a strike price of $----.

Dear Mr. Abuhoff:

This is to confirm that on May 16, 2005 the Company and you agreed as follows:

1. The expiration date of the above referenced options is as set forth in the table below.
                 Quantity            Expiration Date



2.    The strike price of the above referenced options is $2.59.
3. In addition to any other restriction on exercise, sale, pledge or other disposition under any other provision of the Stock Option Plan or option agreement that relate to these options (including, without limitation, the limited period of permitted exercises following death or other termination of employment, and to taxes, withholding and disposition of stock set forth in the option agreement which shall expressly continue to apply with regard to the above referenced options), you shall not until the Lockup Expiration Date (as hereinafter defined) sell, pledge or otherwise dispose of any shares that you at any time acquired or will acquire on exercise of these options. The "Lockup Expiration Date" is the earlier to occur of (i) May 16, 2007; (ii) the first day on which the closing market price for the Company's stock is at least $5.00 per share for ten (10) consecutive trading days; or (iii) the termination of your employment with the Company either (A) by the Company, for reasons other than "for cause"; or (B) by you, upon mutual agreement between you and the Company.
4. Until the Lockup Expiration Date certificates for the shares that will be issued to you upon exercise of these options will be endorsed with the following restrictive legend, in addition to any other restrictive legend necessary pursuant to applicable securities law, or otherwise: "The sale, pledge or other disposition of these shares is restricted as set forth in an instrument between the stockholder and the Company, a copy of which is on file at the offices of the Company."
5. In the event that during the Restricted Period (as hereinafter defined) you, without the express written consent of the Company's Board of Directors, (i) directly or indirectly own, manage, operate or control, or be employed in any capacity similar to the positions held by you with the Company, by any company or other for-profit entity, anywhere in the world, engaged in the business of content management and publishing systems, consulting, editorial, strategic planning and design services, abstracting, imaging, digitization, imaging, data conversion and XML services or any other business competitive with the Company's business at the time of your termination or resignation of employment, for any reason, with or without cause; (ii) directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate any customers or clients of the Company who or which were customers or clients of the Company at the time of the termination or resignation of your employment from the Company and with whom you had contact with during your employment


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      with the  Company  and/or  about whom you  possess  confidential  or trade secret information, for purposes of you offering to such customers or clients of the Company products or services which are directly competitive to the products and services offered by the Company as of the date of your termination or resignation of employment with the Company for any reason, with or without cause or (iii) whether as an owner, partner, employee, consultant, broker, contractor or otherwise, and whether personally or through other persons, hire as an employee or retain the services of any employee or other person with whom you had contact during your employment with the Company and/or about whom you possess confidential information or trade secrets as a result of your employment with the Company, then, in addition to any other rights or remedies that the Company shall have as a result thereof under any other agreement or otherwise and whether or not your actions are prohibited under any agreement or otherwise, you shall at the Company's request forthwith account for and pay over to the Company any pre-tax net profit earned by you from the exercise of these options and the sale of the shares acquired upon exercise of these options. The "Restricted Period" means the period commencing May 16, 2005 until the first anniversary of the termination or resignation of your employment with the Company, for any reason, with or without cause.

Sincerely,

Innodata Isogen, Inc.


By:
   ---------------------------

Acknowledged and Agreed

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